Exhibit 99.1

Par Petroleum Corporation Announces Third Quarter 2013 Results

•	Net loss of $14.6 million or $0.09 per share

•	Closed acquisition of Tesoro Hawaii, LLC (renamed Hawaii Independent Energy, LLC (“HIE”)) on September 25

•	Closed $200 million PIPE with certain accredited investors, $125 million ABL facility with Deutsche Bank and a crude oil supply and intermediation arrangement with Barclays Bank

•	Repaid $46.6 million of Tranche B debt facility

Houston, Texas, November 14, 2013—Par Petroleum Corporation (OTC BB: PARR) announced today its financial results for the third quarter of 2013. Net loss for the Company for the quarter was $14.6 million or $0.09 per share. The quarter reflected strong gross margin contributions from Hawaii Independent Energy (fka Tesoro Hawaii) and from Texadian Energy. General and administrative costs were elevated during the quarter and included transaction and integration costs associated with the completion of the Tesoro Hawaii acquisition. During the quarter and in connection with the completion of the Tesoro Hawaii acquisition, Par closed a $200 million PIPE transaction and entered into a $125 million ABL facility with Deutsche Bank and a crude oil supply and intermediation arrangement with Barclays Bank. In addition, Par significantly reduced debt by repaying $46.6 million of the Tranche B facility. Comparisons to previous periods are not meaningful due to implementation of fresh start accounting in the third quarter of 2012, the acquisition of Texadian in the fourth quarter of 2012 and the acquisition of HIE in the third quarter of 2013.

“We are excited about the addition of the HIE team and the diversification the business brings to the Company,” commented Will Monteleone, Chairman of the Board of Directors and Chief Executive Officer of Par Petroleum. “Texadian continues to perform in challenging industry conditions and to respond quickly to shifts in crude oil supply / demand fundamentals. Subsequent to quarter end, Texadian loaded its first barge at the recently commissioned storage and dock facility near Wood River, Illinois. Full scale commissioning of the project is anticipated in early 2014.”

800 Gessner Road, Suite 875 | Houston, Texas 77024

Office: (281) 899-4829 | Fax: (281) 518-5215

Conference Call

Management will host a live conference call on November 19, 2013, at 10:00 Central. To participate in the call dial (866) 318-8611. If calling from outside of the U.S., dial (617) 399-5130. The participant passcode is 86958643. A replay of the call will be available until November 26, 2013; that dial in is (888) 286-8010 for domestic callers, and (617) 801-6888 for international callers. The participant passcode for the replay is 81911518.

Par Petroleum Corporation

Par Petroleum Corporation is a Houston-based company that manages and maintains interests in a variety of energy-related assets. Par is a growth company that looks for acquisitions with strong fundamentals and employees who can move the business forward.

Par’s largest oil and gas asset is its investment in Piceance Energy, LLC, which owns and operates natural gas reserves located in the Piceance Basin of Colorado. Par’s operating activities are concentrated in its wholly-owned subsidiaries, Texadian Energy Inc. and Hawaii Independent Energy, LLC.

Texadian Energy sources, markets, transports and distributes crude petroleum-based energy products. With significant logistics capability on key pipeline systems, a rail car fleet, and a fleet of chartered barge tows, Texadian believes it has a competitive advantage in moving crude oil efficiently from land locked locations in the Western U.S. and Canada to the refining hubs in the Midwest, the Gulf Coast, and the East Coast.

Hawaii Independent Energy’s primary asset is a 94,000 bpd refinery located in Hawaii on the island of Oahu. This refinery, together with substantial storage capacity, a 27-mile pipeline system, terminals, and retail outlets, provides a substantial portion of the energy demands of Hawaii.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are risks that the Company may be unable to achieve the benefits contemplated by the acquisition of Tesoro Hawaii; risks that not all potential risks and liabilities have been identified in the Company’s due diligence of Tesoro Hawaii and its businesses; risks that Tesoro Hawaii and its businesses may not be integrated successfully or that such integration may require a disproportionate amount of management’s attention and the Company’s resources; risks that the businesses of Tesoro Hawaii may not operate profitably; risks that anticipated cost efficiencies or synergies may not be realized; and risks associated with other potential negative effects from the transaction. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Other important risk factors that may affect the Company’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings.

Investor Relations Contact:

Stonegate Securities, Inc.

Preston Graham

preston@stonegateinc.com

214-987-4121

National Media:

Global Communication Works

Brad Ginsburg

713-721-4774

bradg@gcomworks.com

Hawaii Media:

Ho’akea Communications

Barbara J. Tanabe

808-543-8377

Mobile: (808) 286-8414

Btanabe@hoakeacomm.com